FOR IMMEDIATE RELEASE

Contact:  George Bilek

847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES NEW CREDIT FACILITY
AND APPOINTMENT OF DIRECTOR

Des Plaines, IL, May 24, 2004. Juno Lighting, Inc. (NASDAQ-JUNO) announced it has executed a new credit agreement providing for an aggregate of $245 million in facilities consisting of a $30 million revolving credit facility, a $165 million first lien delayed draw term loan and a $50 million second lien term loan. The second lien term loan was funded today and the proceeds were used to retire Juno's previously-existing credit facility. Juno expects to use the remaining proceeds, together with proceeds of the first lien delayed draw term loan, to redeem its $125 million of 11-7/8% Senior Subordinated Notes, pay a one-time cash dividend to its preferred and common stockholders of $60 million in the aggregate and fund working capital requirements. Funding of the first lien delayed draw term loan is subject to various conditions, including the absence of any default or material adverse change and compliance with financial covenants.

The redemption of Juno's Senior Subordinated Notes remains subject to Juno providing notice to the indenture trustee and the note holders. The one-time dividend described above remains subject to declaration by Juno's board of directors. In connection with the dividend declaration, Juno's certificate of incorporation would be amended to reduce the liquidation preference of its preferred stock by the amount of the dividend received by preferred shareholders; adjust the applicable annual dividend percentage payable on the reduced liquidation preference to 11% and, to the extent dividends are accrued but not paid after November 2005, 12%; generally allow for deferral of accrued dividends on the preferred stock and deferral of conversion of accrued dividends into common stock until the earlier of (1) 30 days after the termination or replacement of the new credit facility or elimination of dividend payment restrictions thereunder (but in no event before July 1, 2008), (2) occurrence of a change in control or liquidation transaction, (3) redemption of the preferred stock or (4) July 1, 2011; and require that decisions regarding dividend payments on and redemption of the preferred stock be approved by a majority of Juno's independent directors. Equitable adjustments would also be made to Juno's equity-based incentive plans. There can be no assurances that the one-time cash dividend will be declared by Juno's board of directors.

Additionally, Juno is pleased to announce that Richard J. Marshuetz has joined its board of directors. Mr. Marshuetz is currently a director and audit committee chairman of Tapco International (a building products company) and previously served as the president and chief operating officer of Princess House, Inc. (a dining and cooking products company). Tracy Bilbrough, Juno's Chief Executive Officer, said, "We are very pleased to welcome Dick Marsheutz to our Board of Directors. His extensive experience as an operating executive combined with his board and audit committee work will add to the strength of our Board and its counsel to our management team. "

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally (including, market interest rates), the condition of financing and capital markets, Juno's ability to comply with the terms of the new credit agreement and satisfy specified financial covenants, levels of construction and remodeling activities, Juno's ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, Juno's ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of Juno's new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.